EXHIBIT 99.1

Shockwave Medical Reports First Quarter 2022 Financial Results

SANTA CLARA, Calif., May 09, 2022 (GLOBE NEWSWIRE) -- Shockwave Medical, Inc. (Nasdaq: SWAV), a pioneer in the development and commercialization of Intravascular Lithotripsy (IVL) to treat complex calcified cardiovascular disease, today reported financial results for the three months ended March 31, 2022.

Recent Highlights

  Recognized revenue of $93.6 million for the first quarter of 2022, representing an increase of 194% from the same period in 2021
  Received regulatory approval for the Shockwave C2 Coronary IVL Catheter in Japan
  Announced the global commercial availability and launch of the Shockwave M5+ peripheral IVL catheter after receiving both CE Mark and U.S. Food and Drug Administration (FDA) clearance

“Our growth this quarter was driven by strong execution from our teams across the globe, despite the myriad geopolitical, health and economic challenges that continue to face us all.” said Doug Godshall, President and Chief Executive Officer of Shockwave Medical. “The exceptional progress that the Shockwave team has made this quarter continues to demonstrate what an important solution IVL has become for patients who suffer from calcified arterial disease. We look forward to continuing to partner with our customers to help them enhance outcomes for their patients.”

First Quarter 2022 Financial Results

Revenue for the first quarter ended March 31, 2022 was $93.6 million, a 194% increase from $31.9 million in the same period of 2021. The growth was primarily driven by the launch of the coronary product, Shockwave C2, in the U.S. in February 2021, continued recovery from the pandemic impact and increased adoption of Shockwave products.

Gross profit for the first quarter of 2022 was $80.7 million compared to $24.0 million for the first quarter of 2021. Gross margin for the first quarter of 2022 was 86%, as compared to 75% in the first quarter of 2021. The increase in gross margin was primarily driven by product mix along with continued improvement in manufacturing productivity and process efficiencies.

Total operating expenses for the first quarter of 2022 were $65.4 million, a 58% increase from $41.5 million in the first quarter of 2021. The increase was primarily driven by sales force expansion in the U.S. and higher headcount to support the growth of the business.

Net income for the first quarter of 2022 was $14.5 million, compared to a net loss of $23.6 million in the same period of 2021. Basic and diluted net income per share for the period was $0.41 and $0.39, respectively.

Cash, cash equivalents and short-term investments totaled $201.1 million as of March 31, 2022.

2022 Financial Guidance
Shockwave Medical projects revenue for the full year 2022 to range from $435 million to $455 million, which represents 83% to 92% growth over the Company’s prior year revenue. This compares to previous revenue guidance of $405 million to $425 million.

Conference Call

Shockwave Medical will host a conference call at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time on Monday, May 9, 2022, to discuss its first quarter 2022 financial results. The call may be accessed through an operator by dialing (866) 795-9106 for domestic callers or (470) 495-9173 for international callers, using conference ID: 7258221. A live and archived webcast of the event will be available at https://ir.shockwavemedical.com/.

About Shockwave Medical, Inc.

Shockwave Medical is focused on developing and commercializing products intended to transform the way calcified cardiovascular disease is treated. Shockwave Medical aims to establish a new standard of care for the interventional treatment of atherosclerotic cardiovascular disease through differentiated and proprietary local delivery of sonic pressure waves for the treatment of calcified plaque, which Shockwave Medical refers to as Intravascular Lithotripsy (IVL). IVL is a minimally invasive, easy-to-use and safe way to significantly improve patient outcomes. To view an animation of the IVL procedure and for more information, visit www.shockwavemedical.com.

Forward-Looking Statements

This press release contains statements relating to our expectations, projections, beliefs, and prospects, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” and similar expressions, and the negative of these terms. You are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are only predictions based on our current expectations, estimates, and assumptions, valid only as of the date they are made, and subject to risks and uncertainties, some of which we are not currently aware.

Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others: the impact of the COVID-19 pandemic on our operations, financial results, and liquidity and capital resources, including the impact on our sales, expenses, supply chain, manufacturing, research and development activities, clinical trials, and employees; our ability to develop, manufacture, obtain and maintain regulatory approvals for, market and sell, our products; our expected future growth, including the size and growth potential of the markets for our products; our ability to obtain coverage and reimbursement for procedures performed using our products; our ability to scale our organizational culture; the impact of the development, regulatory approval, efficacy and commercialization of competing products; the loss of key scientific or management personnel; our ability to develop and maintain our corporate infrastructure, including our internal controls; our financial performance and capital requirements; and our ability to obtain and maintain intellectual property protection for our products, as well as our ability to operate our business without infringing the intellectual property rights of others. These factors, as well as others, are discussed in our filings with the Securities and Exchange Commission (SEC), including in Part I, Item IA - Risk Factors in our most recent Annual Report on Form 10-K filed with the SEC, and in our other periodic and other reports filed with the SEC. Except to the extent required by law, we do not undertake to update any of these forward-looking statements after the date hereof to conform these statements to actual results or revised expectations.

Media Contact:
Scott Shadiow
+1.317.432.9210
sshadiow@shockwavemedical.com

Investor Contact:
Debbie Kaster
dkaster@shockwavemedical.com

SHOCKWAVE MEDICAL, INC.
Balance Sheet Data
(in thousands)

	March 31, 2022 (Unaudited)	December 31, 2021

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$66,252	$89,209
Short-term investments	134,875	111,772
Accounts receivable, net	47,842	37,435
Inventory	53,369	42,978
Prepaid expenses and other current assets	7,572	4,508
Total current assets	309,910	285,902
Operating lease right-of-use assets	26,729	27,496
Property and equipment, net	27,886	24,361
Equity method investment	5,940	5,987
Other assets	2,055	1,936
TOTAL ASSETS	$372,520	$345,682
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$8,467	$3,520
Term notes, current portion	8,250	5,500
Accrued liabilities	33,019	40,870
Lease liability, current portion	1,294	1,738
Total current liabilities	51,030	51,628
Lease liability, noncurrent	32,361	28,321
Term notes, noncurrent portion	9,033	11,630
Related party contract liability, noncurrent portion	12,273	12,273
TOTAL LIABILITIES	104,697	103,852
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	36	35
Additional paid-in capital	507,092	494,806
Accumulated other comprehensive loss	(1,017)	(202)
Accumulated deficit	(238,288)	(252,809)
TOTAL STOCKHOLDERS’ EQUITY	267,823	241,830
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$372,520	$345,682

SHOCKWAVE MEDICAL, INC.
Statement of Operations Data
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2022	2021
Revenue:
Product revenue	$93,631	$31,900
Cost of revenue:
Cost of product revenue	12,890	7,892
Gross profit	80,741	24,008
Operating expenses:
Research and development	17,019	10,277
Sales and marketing	35,961	23,992
General and administrative	12,389	7,226
Total operating expenses	65,369	41,495
Income (Loss) from operations	15,372	(17,487)
Share in net loss of equity method investment	(47)	(5,523)
Interest expense	(297)	(312)
Other expense, net	(310)	(235)
Net income (loss) before taxes	14,718	(23,557)
Income tax provision	197	44
Net income (loss)	$14,521	$(23,601)
Net income (loss) per share, basic	$0.41	$(0.68)
Net income (loss) per share, diluted	$0.39	$(0.68)
Shares used in computing net income (loss) per share, basic	35,587,337	34,797,400
Shares used in computing net income (loss) per share, diluted	37,623,477	34,797,400